THERMOGENESIS ANNOUNCES REVERSE STOCK SPLIT EFFECTIVE ON NASDAQ CAPITAL MARKET AUGUST 27,
2010

(RANCHO CORDOVA, CA), August 26, 2010—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of innovative products and services that process and store adult stem cells, said it has filed a Certificate of Amendment to its Amended and Restated Certification of Incorporation to effect its previously announced one-for-four reverse stock split of its common stock.

The split-adjusted shares of the Company’s common stock will begin trading on the NASDAQ tomorrow. The Company’s shares will continue to trade under the symbol “KOOL,” with a “D” added for 20 trading days to signify the reverse stock split has occurred. A new CUSIP number has been assigned to the Company’s common stock as a result of the reverse stock split.

The one-for-four reverse stock split will convert all shares of the Company’s common stock issued and outstanding, plus all outstanding stock options, restricted stock and the number of shares of common stock available for issuance under the Company’s approved stock plans.

The reverse split was approved by the Company’s stockholders at a special meeting and authorized by its Board of Directors on August 9, 2010. It will reduce the Company’s outstanding common stock from approximately 56.1 million shares, as of its most recent quarterly report on Form 10-Q, to approximately 14.0 million shares.

“We appreciate the support of our stockholders in approving this authorization,” said J. Melville Engle, Chief Executive officer of ThermoGenesis. “We ended fiscal 2010 in strong fashion and believe the programs we have in place will result in a successful fiscal 2011 and lead to enhanced long term stockholder value as we continue our focus on the development of enabling technologies for the stem cell regenerative medicine market,” he added.

The Company said a reverse split may enable it to meet the continued listing rules of the NASDAQ Capital Market, and could serve to improve the marketability and liquidity of its common stock over the long term. In order to maintain its listing on NASDAQ, the Company’s common stock must have a closing bid price of $1.00 or more for a minimum of ten consecutive trading days, on or before September 13, 2010.

Computershare Trust Company, together with its affiliate Computershare, Inc., the transfer agent for the Company, will act as Exchange Agent for the exchange. Stockholders will receive the forms and notices to exchange their existing shares for new shares from the Exchange Agent or their broker. No fractional shares will be issued if, as a result of the reverse stock split, a registered stockholder will otherwise become entitled to a fractional share. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by four, will automatically be entitled to receive an additional share of common stock as a fractional share will be rounded up to the nearest whole number. Additional details related to the reverse stock split may be obtained from the Company’s Proxy Statement dated June 29, 2010. A copy of the Proxy Statements is available on the Company’s web site under SEC filings at www.thermogenesis.com.

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These include:

•	The BioArchive® System, an automated cryogenic device, is used by cord blood stem cell banks in more than 30 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•	AXP® AutoXpress™ Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP™ MarrowXpress™ and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood. The MXP is used for the preparation of cell concentrates, including stem cells, from bone marrow aspirates in the laboratory setting.

•	The Res-Q™ 60 BMC (Res-Q), a point-of-care system that is designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates.

•	The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, is used to prepare fibrin sealants from plasma in about an hour. The CryoSeal FS System is approved in the U.S. for liver resection surgeries. The CryoSeal FS System has received the CE-Mark which allows sales of the product throughout the European community.

This press release contains forward-looking statements, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal years 2010 and 2011, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2010 and 2011. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption “Risk Factors” in our annual report on
Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com